EXHIBIT 99.1

FedFirst Financial Corporation Announces Quarterly Cash Dividend

MONESSEN, Pa., Aug. 27, 2014 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (the "Company") (Nasdaq:FFCO) today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per outstanding share of common stock. The dividend will be paid on or about September 30, 2014 to stockholders of record as of the close of business on September 15, 2014.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

CONTACT: Patrick G. O'Brien
         President and Chief Executive Officer
         (724) 684-6800